Exhibit 99.1

NEWS RELEASE

Lumen Technologies appoints Quincy L. Allen to its board of directors

DENVER, Feb. 25, 2021 — Lumen Technologies Inc. (NYSE: LUMN) announced today the appointment of Quincy L. Allen to its board of directors (the “board”), effective immediately.

The Lumen team is proud to welcome Allen to our company. Allen has more than 35 years of leadership experience in the technology services industry. From 2015 to 2018, he served as IBM Corporation’s go-to-market leader of cognitive process services and chief marketing officer for IBM Cloud. From 2012 to 2015, Allen served as chief marketing and strategy officer at Unisys Corporation, a global information technology company. From 2009 to 2010, he served as chief executive officer for Vertis Communications, a direct marketing and advertising company. Prior to joining Vertis, Allen held several leadership positions with Xerox Corporation, including president of the global services and strategic marketing group and president of Production Systems Group. Allen currently also serves as a member of the board of directors of Office Depot and as a member of its audit committee. He also serves as a member of the board of directors of ABM Industries Inc. and Launch NY. He previously served on the boards of NCR Corporation and Gateway Inc.

“A proven and successful leader within the field of technology for more than three decades, Quincy is a natural fit for Lumen, and we welcome him as member of our board of directors,” said T. Michael Glenn, Lumen’s chairman of the board. “Through his extensive experience in technology and innovation, global business, strategy, and finance, Quincy brings a plethora of new ideas and a collaborative spirit that will help propel Lumen as the leader in technology.”

“I am grateful and excited for the opportunity to join Lumen Technologies’ board of directors. Being connected to an organization like Lumen, a trusted technology leader in the U.S. and throughout the world, is a complement to my years in this industry,” said Allen. “I am ready to begin working with my fellow board members and look forward to the successes we will accomplish together.”

The board has determined Allen qualifies as an independent director under the independence standards of the NYSE listing rules. With his election, the board currently comprises 12 members.

About Lumen Technologies

Lumen is guided by our belief that humanity is at its best when technology advances the way we live and work. With approximately 450,000 route fiber miles and serving customers in more than 60 countries, we deliver the fastest, most secure platform for applications and data to help businesses, government and communities deliver amazing experiences.

Learn more about the Lumen network, edge cloud, security, communication and collaboration solutions and our purpose to further human progress through technology at news.lumen.com, LinkedIn: /lumentechnologies, Twitter: @lumentechco, Facebook: /lumentechnologies, Instagram: @lumentechnologies and YouTube: /lumentechnologies. Lumen and Lumen Technologies are registered trademarks of Lumen Technologies LLC in the United States. Lumen Technologies LLC is a wholly-owned affiliate of Lumen Technologies Inc.

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